CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 333-82876 and 811-21035) of our reports dated June 26, 2015 on the financial statements and financial highlights of CitizensSelect Prime Money Market Fund and CitizensSelect Treasury Money Market Fund (two of the series comprising CitizensSelect Funds) (each, a “Fund”) included in each Fund’s annual report for the fiscal year ended April 30, 2015.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

February 25, 2016